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                            Amendment to the By-Laws
                                       of
                    Warburg, Pincus Institutional Fund, Inc.

Pursuant to Article VIII of the By-Laws of Warburg, Pincus Institutional Fund, Inc., the name has changed to Credit Suisse Institutional Fund, Inc.

Dated the 11th day of May, 2000